December 29, 2015

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation and extraordinary expenses not incurred in the ordinary course of the Funds’ business. In addition, the Funds may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). The JPMorgan Service Providers as a Fund’s adviser, shareholder servicing agent and/or administrator hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on such Fund’s investment in such money market funds.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

[1]	In calculating the interest expense on short sales for purposes of this exclusion, each Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.

JPMorgan Funds Management, Inc.

JPMorgan Distribution Services, Inc.

By:

Accepted by:

JPMorgan Trust I

By:

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SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan Floating Rate Income Fund	Class A	August 31	1.00%	December 31, 2016
	Class C	August 31	1.50%	December 31, 2016
	Select	August 31	0.75%	December 31, 2016
	Class R6	August 31	0.65%	December 31, 2016
JPMorgan Diversified Real Return Fund	Class A	August 31	0.61%	December 31, 2016
	Class C	August 31	1.11%	December 31, 2016
	Select	August 31	0.36%	December 31, 2016
	Class R2	August 31	0.86%	December 31, 2016
	Class R5	August 31	0.26%	December 31, 2016
JPMorgan Global Bond Opportunities Fund	Class A	August 31	0.90%	December 31, 2016
	Class C	August 31	1.30%	December 31, 2016
	Select	August 31	0.65%	December 31, 2016
	Class R6	August 31	0.50%	December 31, 2016

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